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NEA Partner Ali Behbahani, M.D. Joins Genocea Biosciences’ Board of Directors

- Follows NEA investment in Genocea during January 2018 concurrent equity financings -

CAMBRIDGE, Mass., February 12, 2018 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing neoantigen cancer vaccines, today announced that Ali Behbahani, M.D., a partner in the healthcare group at New Enterprise Associates (“NEA”), has joined its board of directors. NEA was a lead investor in Genocea’s $55 million concurrent public offerings completed in January 2018.

“Ali is a highly respected life science investor, and we are thrilled to welcome him to our board of directors,” said Chip Clark, president and chief executive officer of Genocea. “We know his breadth and depth of experience will prove invaluable to us as we advance our mission to create next-generation cancer vaccines and use our unique ATLAS technology to identify and characterize neoantigens.”

Dr. Behbahani has been at NEA since 2007, where he specializes in investments in the biopharmaceutical, medical device, specialty pharmaceutical, and healthcare services sectors. Prior to joining NEA, he worked as an intern and later as a consultant in business development at The Medicines Company. He previously held positions as a Venture Associate at Morgan Stanley Venture Partners and as a Healthcare Investment Banking Analyst at Lehman Brothers. Dr. Behbahani conducted basic science research in the fields of viral fusion inhibition and structural proteomics at the National Institutes of Health and at Duke University. He concurrently earned his M.D. from The University of Pennsylvania School of Medicine and his M.B.A. from The University of Pennsylvania Wharton School, where he graduated with Honors and was a Palmer Scholar. He graduated summa cum laude and received his bachelor’s degrees with distinction in Biomedical Engineering, Electrical Engineering, and Chemistry from Duke University.

About Genocea Biosciences, Inc.
Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. While traditional immunotherapy discovery methods have largely used predictive methods to propose T cell targets, or antigens, Genocea has developed ATLAS™, its proprietary technology platform, to identify clinically relevant antigens of T cells based on actual human immune responses. Genocea uses ATLAS in immuno-oncology applications to develop neoantigen cancer vaccines, while also exploring partnership opportunities for general cancer vaccines and a vaccine targeting cancers caused by Epstein-Barr Virus. Genocea expects to begin clinical development of its first neoantigen cancer vaccine, GEN-009, in 2018. Genocea is exploring strategic alternatives for GEN-003, its Phase 3-ready immunotherapy candidate for the treatment of genital herpes. For more information, please visit the company’s website at www.genocea.com.

Forward-Looking Statements
Statements herein relating to future business performance, conditions or strategies and other financial and business matters, including expectations regarding preclinical and clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties that change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including Genocea's ability to progress any product candidates in preclinical or clinical trials; the ability of ATLAS to identify promising oncology vaccine and immunotherapy product candidates; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; anticipated preclinical study and clinical trial results; anticipated timing for initiation of new preclinical studies and clinical trials; current results may not be predictive of future results; even if the data from preclinical studies or clinical trials is positive, regulatory authorities may require additional studies for approval and the product may not prove to be safe and efficacious; Genocea's ability to enter into future collaborations with industry partners and the government and the terms, timing and success of any such collaboration; risks associated with the manufacture and supply of preclinical, clinical and commercial product; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; Genocea's ability to obtain rights to technology; competition for preclinical and clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; the rate of cash utilized by Genocea in its business and the period for which existing cash will be able to fund such operation; Genocea's ability to obtain adequate financing in the future to continue its preclinical and clinical programs through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; the availability of qualified personnel and other factors set forth under "Risk Factors" in Genocea's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and other filings with the Securities and Exchange Commission (the "SEC"). Further information on the factors and risks that could affect Genocea's business, financial conditions, and results of operations is contained in Genocea's filings with the SEC, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.